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                                                                  EXHIBIT 10.14


                        EMPLOYMENT CONTINUITY AGREEMENT



                  THIS EMPLOYMENT CONTINUITY AGREEMENT (this "Agreement") is between LSB BANCSHARES, INC., a North Carolina corporation (referred to in this Agreement as the "Company," which term includes any subsidiary of the Company where the context so requires), and D. GERALD SINK, a resident of Lexington, North Carolina ("Executive"), and is effective as of June 9, 1998 (the "Effective Date").

                  The Company's Board of Directors (the "Board") acknowledges that Executive's contributions to the growth and success of the Company will be substantial. As a publicly held corporation, the Board recognizes that there exists a possibility of a change in control of the Company. The Board also recognizes that the possibility of such a change in control may contribute to uncertainty on the part of the Executive and may result in the departure or distraction of the Executive from his responsibilities.

                  Outstanding management of the Company is essential to advancing the best interests of the Company and its shareholders. In the event of a threat or occurrence of a bid to acquire or change control of the Company or to effect a business combination, it is particularly important that the Company's business be continued with a minimum of disruption. The Board believes that the objective of securing and retaining the Executive will be achieved if the Executive is given assurances of employment security so that he will not be distracted by personal uncertainties and risks created by such circumstances.

                  The Board believes that such assurances will secure the continued services of the Executive in the performance of his regular duties and such extra duties as may be required of him during such periods of uncertainty and enable the Company to rely on such Executive to manage its affairs during any such period with less concern for his personal risks.

                  The Stock Option and Compensation Committee of the Board (the "Committee") has recommended, and the Board has approved, entering into this Agreement with the Executive in order to achieve the foregoing objectives.

                  Accordingly, the Company and Executive enter into this Agreement to induce Executive to remain an employee of the Company and to continue to devote his full energy to the Company's affairs.

         1. Term. Upon execution by the Company and Executive, this Agreement is effective as of the Effective Date. Unless terminated in accordance with Section 5 of this Agreement, the term of this Agreement will commence as of the Effective Date and continue until the first anniversary of the Effective Date, and the term of this Agreement shall automatically be extended an additional one day whenever the term of the Agreement has less than one year remaining, so that the term of the Agreement shall always have at least one year remaining, unless terminated in accordance with Section 5 of this Agreement.
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         2.       Employment.

                  (a) Effective Date. The Company and Executive hereby agree that Executive's employment shall continue on and after the Effective Date. The terms and conditions of Executive's employment are further described in Section 3 of this Agreement.

                  (b) Employment Period. If Executive is employed by the Company on a Control Change Date (as defined in Section 2(c) of this Agreement), the Company further agrees that the Company shall continue to employ Executive, and Executive further agrees that he shall continue as an employee of the Company, for at least the Employment Period. For purposes of this Agreement, the Employment Period begins on a Control Change Date and ends on the earlier of the first anniversary of a Control Change Date or Executive's Normal Retirement Date (as defined under the Lexington State Bank Employees Pension Plan, as in effect on the Effective Date or as amended thereafter prior to a Control Change Date). During the Employment Period and thereafter, the terms and conditions of Executive's employment shall be as described in Section 4 of this Agreement.

                  (c) Change in Control and Control Change Date. For purposes of this Agreement, a Change in Control occurs if, after the Effective Date, (i) either (A) any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Company itself) becomes the owner or beneficial owner of Company securities having 20% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Board (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases are directors at the time the purchases are made); or (B) a cash tender or exchange offer for 20% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Board is effected, a merger, consolidation, reorganization or other business combination involving the Company occurs, a sale of all or substantially all of the Company's assets occurs, a contested election of directors occurs, or any combination of these transactions or similar events occur, and (ii) at any time, the Continuing Directors (as defined below) cease to constitute a majority of the Board or any successor's board for whatever reason. For purposes of the preceding sentence, "Continuing Director" means any member of the Board while a member of the Board, and who (i) was a director of the Company before the consummation of the transactions described in the preceding sentence or (ii) whose subsequent nomination for election or election to the Board was recommended or approved by a majority of the Continuing Directors then serving on the Board, with each such member then being treated as a director described in (i); and "Person" means any individual, firm, corporation, partnership, limited liability company, trust or other entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, and any successor (by merger or otherwise) of such entity.

                           For purposes of this Agreement, a Control Change
Date is the date on which an event described in clause (i) of the first sentence of this Section 2(c) is consummated. If a Change in Control occurs on account of a series of transactions, a Control Change Date is the closing date of the last of such transactions.



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         3.       Terms of Employment Before a Control Change Date.

                  (a) General Duties. Executive shall continue to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by Executive immediately before the Effective Date. However, if the Company and Executive agree, the authority and duties of the Executive may be changed without affecting Executive's rights under this Agreement.

                  (b) Place of Employment. Executive's services shall be performed at the location where Executive was employed immediately before the Effective Date. However, if the Company and Executive agree, the location of Executive's employment may be changed without affecting Executive's rights under this Agreement.

                  (c) Working Facilities and Support Staff. Executive is entitled to an office of a size and with furnishings and other appointments at least equal to those provided to Executive before the Effective Date. Executive is entitled to secretarial and other assistance, and to such other facilities, equipment, and supplies at least equal to those provided to Executive before the Effective Date.

                  (d) Expenses Generally. Executive is entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive. Reimbursement shall be made in accordance with the Company's policies and procedures in effect on the Effective Date or as amended prior to a Control Change Date.

                  (e) Meetings, Conventions, and Seminars. Executive is encouraged to attend seminars, professional meetings and conventions, and educational courses that are reasonably related to Executive's employment with the Company. The cost of travel, tuition or registration, food, and lodging for attending those activities shall be paid by the Company. Other costs shall be paid by Executive, unless the Company authorizes those costs. If such other costs are authorized expenses, Executive shall be reimbursed after satisfying the Company's policies and procedures for such reimbursement.

                  (f) Promotional Expenses. Executive is encouraged to incur reasonable expenses for promoting the Company's business. Such promotional expenses include travel, entertainment (including memberships in social and athletic clubs), professional advancement, and community service expenses. Executive agrees to bear those expenses except to the extent that those expenses are incurred at the Company's specific direction or those expenses are specifically authorized by the Company as expenses that the Company may pay directly or indirectly through reimbursement to Executive.

                  (g) Outside Activities. Executive may (i) serve on corporate, civic, or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions; and (iii) manage personal investments, provided that such activities do not materially interfere with the performance of Executive's responsibilities for the Company. To the extent that any such activities have been conducted by Executive before the Effective Date, such



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prior conduct of activities and any subsequent conduct of activities similar in nature and scope shall not be deemed to interfere with the performance of Executive's responsibilities for the Company.

                  (h) Compensation and Benefits. Executive's compensation and benefits shall be the same as those in effect on the Effective Date, subject to periodic review and adjustment by the Company or as amended prior to a Control Change Date.

                           As of the Effective Date, Executive's compensation
includes, but is not limited to, the following: (i) an annual base salary of $70,000; (ii) incentive compensation pursuant to the Company's Management Incentive Plan; (iii) participation in the Lexington State Bank Employees Savings Plus Plan; (iv) participation in the Lexington State Bank Employees Pension Plan; (v) participation in the Company's 1986 Employee Incentive Stock Option Plan; and (vi) participation in the Company's 1996 Omnibus Stock Incentive Plan.

                           As of the Effective Date, Executive's benefits
include, but are not limited to, the following: (i) reimbursement in accordance with the policies of the Company for business use of Executive's personal automobile and related expenses; (ii) group life, accidental death and dismemberment, long-term disability, and medical insurance; (iii) paid vacation and holidays; and (iv) sick leave.

                           This Section 3(h) does not change the terms of any
compensation arrangement, benefit program or benefit plan maintained by the Company and does not give Executive any additional vested interest in any compensation or benefit to which Executive is not already entitled under any such program or plan on the Effective Date.

         4.       Terms of Employment On and After a Control Change Date.

                  (a) General. During the Employment Period and thereafter, the terms and conditions of Executive's employment, as described in
Section 3, shall continue in effect, except that such terms and conditions are fixed as of the day before a Control Change Date and Executive's compensation and benefits are governed by Section 4(b).

                  (b) Compensation and Benefits. During the Employment Period and thereafter, the Company shall (i) continue to pay Executive an annual base salary not less than Executive's annual base salary on the day before a Control Change Date, (ii) pay Executive during each successive twelve-month period beginning on a Control Change Date incentive compensation in amounts not less in amount than those paid to Executive during the twelve-month period preceding the day before a Control Change Date, and (iii) continue all compensation and employee benefit plans and programs, including all compensation, plans and benefits described in Section 3(h) of this Agreement, at levels in effect on the day before a Control Change Date (to the extent practicable and subject to such reductions as may be required to maintain such plans in compliance with applicable nondiscrimination and other federal laws regulating employee benefit plans and programs) or pay Executive an amount necessary to provide essentially



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comparable benefits (assuming, in the case of insured benefits, that Executive is then insurable at standard rates).

         5.       Disability or Death of Executive.

                  (a) Termination of Employment on Disability. The Company, pursuant to a resolution duly adopted by the Board, may terminate Executive's employment if Executive becomes Disabled by giving Executive written notice of its intention to terminate Executive's employment, subject to the terms and conditions specified in the notice. If Executive becomes Disabled and does not return to the performance of his duties for the Company in accordance with the terms and conditions set forth in the notice, Executive's employment with the Company shall terminate (the "Disability Effective Date"). For purposes of this Agreement, "Disabled" has the meaning set forth under the Long Term Disability Plan of Lexington State Bank or any successor plan or amendment to such Plan. If Executive's employment is terminated because Executive is Disabled, Executive will not receive any Continued Compensation under Section 6 but is entitled, after the Disability Effective Date, to receive disability and other benefits on a basis comparable to those provided by the Company to disabled employees and their families in accordance with such plans, programs, and policies relating to Executive's disability, if any, as in effect on the Effective Date or as amended thereafter.

                  (b) Termination of Employment on Death. If Executive dies, his employment shall automatically terminate as of the date of death of the Executive. If Executive's employment is terminated because the Executive dies, Executive will not receive any Continued Compensation under Section 6 but is entitled, after the date of death, to receive death and other benefits on a basis comparable to those provided by the Company to deceased employees and their families in accordance with such plans, programs, and policies relating to Executive's death, if any, as in effect on the Effective Date or as amended thereafter.

         6. Liquidated Damages Upon Termination of Employment Other Than By Disability or Death.

                  (a) General. Executive is entitled to receive Continued Compensation according to the remaining provisions of this Section 6 if Executive's employment with the Company terminates because of an event described in Section 6(b) or 6(c). If Executive's employment terminates and an event described in Section 6(b) or 6(c) has not occurred, Executive is not entitled to any Continued Compensation under this Section 6. If Executive's employment terminates before a Control Change Date and if Executive reasonably demonstrates that such termination of employment was taken at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or otherwise arose in connection with or anticipation of a Change of Control, then for purposes of this Agreement, the Executive's employment shall be treated as if it had terminated during the Employment Period.

                  (b) Termination by the Company. Subject to the conditions of Section 7(c), Executive is entitled to receive Continued Compensation if Executive's employment is



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terminated by the Company without cause ("cause" being limited to Executive's acts of theft, embezzlement, fraud, or moral turpitude involving or negatively affecting the Company).

                  (c)      Voluntary Termination. Subject to the conditions of
Section 7(c), Executive is entitled to receive Continued Compensation if Executive voluntarily terminates employment after (i) Executive does not receive salary increases, incentive compensation, stock options and other benefits comparable to that which Executive received in prior years or, if greater, that other executives in comparable positions in comparable companies receive in the current year; or (ii) Executive's salary, incentive compensation, stock options or other benefits are reduced and such reduction is not consistent with reductions for executives in comparable positions with comparable companies; or (iii) Executive's status, title(s), office(s), working conditions, or management responsibilities are diminished (other than changes in reporting or management responsibilities required by applicable federal or state law); or (iv) Executive's place of employment is changed in any way without Executive's consent. Executive will be entitled to receive Continued Compensation on account of his voluntary termination under this Section 6(c) only if such voluntary termination occurs within six months after an event described in (i), (ii), (iii), or (iv) above, or within six months after the last in a series of such events.

                  (d) Continued Compensation. If Executive's employment terminates before a Control Change Date or after the Employment Period because of an event described in Section 6(b) or 6(c), subject to the conditions of
Section 7(c), Continued Compensation equal to Executive's Base Period Income (calculated in accordance with Section 6(e)) shall be paid in twelve equal monthly installments. If Executive's employment terminates during the Employment Period because of an event described in Section 6(b) or 6(c), subject to the conditions of Section 7(c), Continued Compensation equal to Executive's Base Period Income shall be paid in twelve equal monthly installments. Continued Compensation payments to Executive shall commence on the first day of the month following Executive's termination of employment with the Company because of an event described in Section 6(b) or 6(c) and shall continue on the first day of each month thereafter until paid in full, subject to receipt by the Company of notification from the Accounting Firm (defined below) of its determination regarding the reduction, if any, of Continued Compensation according to Section 6(g).

                  (e) Base Period Income. Executive's Base Period Income shall equal his annual base salary as of his termination date, plus an amount equal to the incentive compensation awarded to or accrued for Executive for the fiscal year immediately prior to the fiscal year in which Executive's termination date occurs (but in no event shall such amount be less than the incentive compensation amount required to be paid during the Employment Period under Section 4(b)(ii) if the Executive's employment terminates during the Employment Period). Amounts of such base salary and incentive compensation that Executive has elected to defer during the relevant period shall be included in Base Period Income.

                  (f) Other Payments or Benefits. In addition to any payments provided under this Agreement or under any other arrangement between the Company and Executive, Executive shall be entitled on termination of employment to (i) any cash or property due him as a result of the exercise of a stock option granted under the Company's 1986 Employee Stock Incentive Option



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Plan or its 1996 Omnibus Stock Incentive Plan or a successor plan or under any other incentive, benefit or compensation plan of the Company, (ii) any payments or benefits due him, whether or not "parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (but subject to Section 6(g)), including amounts that Executive is entitled to receive under Company maintained tax-qualified plans and any health care coverage under Company maintained welfare plans for which Executive pays the cost, and (iii) only on termination of employment other than on account of disability or death, an office of a size and furnishings and exclusive secretarial assistance at least equal to that provided Executive prior to termination of employment and Company-paid out-placement services, each for one year after the termination of Executive's employment.

         (g)      Certain Reduction of Continued Compensation.

                  (i)      For purposes of this Section 6(g),

                           (A)      A "Payment" means any amount that, if paid,
would be a payment or distribution in the nature of compensation to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise;

                           (B)      "Continued Compensation" means a Payment
paid or payable pursuant to Section 6(d) (calculated as if there were no reduction of Continued Compensation according to this Section 6(g));

                           (C)      "Net After Tax Receipts" means the Present
Value of a Payment net of all taxes imposed on Executive with respect to that Payment under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code that applied to Executive's taxable income for the immediately preceding taxable year;

                           (D)      "Present Value" means the value determined
in accordance with Section 280G(d)(4) of the Code; and

                           (E)      "Reduced Amount" means the smallest
aggregate amount of all Payments that (1) is less than the sum of all Payments and (2) results in aggregate Net After Tax Receipts that are equal to or greater than the Net After Tax Receipts that would result if the aggregate Payments were any other amount less than the sum of all Payments.

                  (ii) Notwithstanding any other Section of this Agreement, if the accounting firm that is engaged to audit the Company's financial statements (the "Accounting Firm") determines that receipt of all Payments would subject Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a "Reduced Amount." If the Accounting Firm determines that there is a Reduced Amount, one or more Payments shall be reduced to that Reduced Amount, but not below zero. If any reduction of Payments is required by the preceding sentence,
(A) Payments other than Continued Compensation shall be reduced first, and (B) Continued Compensation shall be reduced in a manner that shortens the period over which Continued Compensation is paid (and, thus, the



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number of monthly installments payable) but does not reduce the amount of a monthly installment that would be paid but for this Section 6(g).

                  (iii) If the Accounting Firm determines that one or more Payments should be reduced to the Reduced Amount, the Company shall promptly notify Executive of that determination, sending a copy of the detailed calculations by the Accounting Firm. All determinations made by the Accounting Firm under this Section 6(g) are binding upon the Company and Executive and shall be made within sixty days after Executive's employment termination, unless reasonable cause requires an extension of time. The Accounting Firm shall furnish written notice to the Company and Executive of any required extension before the end of the sixty-day period; but the Accounting Firm shall make its determinations under this Section as soon as possible and not later than six months after Executive's employment terminates.

                  (iv) It is the intention of the Company and Executive to reduce one or more Payments only if the aggregate Net After Tax Receipts to Executive would be increased by that reduction. However, it is possible that, as a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm under this Section, amounts shall have been paid or distributed under this Agreement to or for the benefit of Executive, which amounts should not have been so paid or distributed ("Overpayment"), or that additional amounts not paid or distributed under the Plan to or for the benefit of Executive could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount. If the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive, which assertion the Accounting Firm believes has a high probability of success, or based upon controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive, which loan Executive shall repay to the Company on terms acceptable to Executive and the Company together with interest at the applicable federal rate under Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount is payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Section 1 or 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Accounting Firm shall promptly notify the Company of the amount of the Underpayment. The Company shall take action to address the Underpayment in a manner that as nearly as possible restores Executive to the position he would have been in if there had been no Underpayment.

         7.       Executive Covenants.

                  (a) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company and its business, which is obtained by Executive during Executive's employment by the Company and which is not public knowledge (other than by acts by Executive or his representatives in violation of this Agreement). After the termination of Executive's employment with the Company, Executive shall not, without the Company's prior written consent,



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communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it to receive such information, knowledge, or data except pursuant to an order of a court or governmental agency. In no event may an asserted violation of this Section 7(a) constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

                  (b) Records and Files. All records and files concerning the Company or the Company's customers belong to and shall remain the property of the Company.

                  (c)      Covenant Not to Compete.

                           (i)      Executive agrees that if his employment
terminates for any reason other than when he becomes Disabled or dies, then during the period in which Executive is entitled to Continued Compensation under Section 6 of this Agreement, he shall not serve as an employee of, or become a director of, or render advisory or other services for, or in connection with, or make any financial investment in excess of 5% of the outstanding capital stock of a bank or other financial institution that has a banking office in Davidson County, North Carolina, counties contiguous to Davidson County, North Carolina, or counties in which the Company has a banking office on the date of termination of Executive's employment. Executive further agrees that during the period in which Executive is entitled to Continued Compensation under Section 6, he shall not actively induce any Company employee to terminate employment with the Company in favor of promised or prospective employment with or on behalf of Executive or Executive's post-termination employer.

                           (ii)     Executive agrees and acknowledges that any
breach of the covenants contained in this Section 7(c) shall cause irreparable injury to the Company, and that the remedy at law for any such breach shall be inadequate, and that the Company shall be entitled to appropriate equitable relief.

                           (iii)    The covenants contained in this Section
7(c) shall inure to the benefit of the Company and its affiliated employers and subsidiaries and their successors.

                           (iv)     Executive acknowledges that the promises
made by the Company in this Agreement constitute valuable additional consideration to Executive, constitute a substantial change in Executive's employment conditions to the benefit of the Executive, and that such consideration is adequate for Executive's promises in this Agreement. The restrictions contained in this Section 7(c) are considered by the parties hereto to be fair and reasonable and necessary for the protection of the legitimate business interests of the Company. If the scope of any restriction contained in this Section 7(c) is determined by a court of competent jurisdiction to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees to such scope as may be judicially modified.



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                           (v)      Notwithstanding Sections 3, 4 or 6, if
Executive violates this Section 7(c), any unpaid Continued Compensation shall immediately be forfeited as of the date of any violation.

         8. Legal Fees and Expenses. The Company shall pay all legal fees and expenses, if any, incurred by Executive in obtaining, enforcing, or defending any right or benefit provided by this Agreement, whether successful or not. Payments under this Section are not Continued Compensation and are not subject to reduction under any other Section of this Agreement.

         9. Governing Law. This Agreement and performance hereunder and all suits, actions and other proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of North Carolina, (except its choice of law provisions to the extent that they would require the application of the laws of a state other than the State of North Carolina), and in any suit, action or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina (except its choice of law provisions to the extent that they would require the application of the laws of a state other than the State of North Carolina) shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any suit, action or other proceeding may be instituted.

         10. Amendment. This Agreement may not be amended except by the written agreement of Executive and the Company (with the Company acting by adoption of a resolution by the Board recommended by the Committee).

         11. Binding Effect. The parties agree that this Agreement is enforceable under the laws of the State of North Carolina. This Agreement is binding on the Company, its successors, and assigns and on Executive and his personal representatives; and the Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the "Successor Corporation") unless the Successor Corporation shall assume this Agreement, and upon such assumption, Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement. This Agreement inures to the benefit of and is enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive dies while any amounts are payable under this Agreement, all such amounts, unless otherwise provided, shall be paid in accordance with the terms of this Agreement to Executive's spouse, or if none, to his devisee, legatee, or other designee or, if there be no such designee, to his estate.

         12. Notice. For purposes of this Agreement, notices and all other communications shall be in writing (except notice of termination of employment by the Company without cause or for cause, which may be oral and shall be effective when given orally, but which shall be confirmed in writing to Executive within two business days thereafter, and except for notice of a voluntary termination of employment by Executive, which may be oral and shall be effective when given orally, but which shall be confirmed in writing to the Company within two business days thereafter) and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Executive or his personal representative at his



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last known address. All notices to the Company shall be directed to the attention of the Chairman of the Board. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

         13. Miscellaneous. This Agreement contains all of the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any, previously entered into by them with respect thereto. Headings contained herein are for convenience reference only and shall not in any way affect the meaning or interpretation of this Agreement. All payments under this Agreement shall be subject to applicable income, excise and employment tax withholding requirements. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement does not affect the validity or enforceability of any other provision of this Agreement, which remains in full force and effect.

         14. No Assignment. Executive may not assign, alienate, anticipate, or otherwise encumber any rights, duties, or amounts that he might be entitled to receive under this Agreement.

         The parties have executed this Agreement effective as of the 9th day of June, 1998.

                                       LSB BANCSHARES, INC.



                                       ----------------------------------------
                                       By:   Robert F. Lowe
                                       Its:  Chairman, President & Chief
                                             Executive Officer


                                       D. GERALD SINK



                                       ----------------------------------------



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